Exhibit 10.7

BRAND LICENSE AGREEMENT

This BRAND LICENSE AGREEMENT (this “Agreement”), dated as of [●] (the “Effective Date”), is entered into by and between SharkNinja Europe Ltd, a private limited company incorporated under the laws of England and Wales with company number 8492819, having its registered office at 1st/2nd Floor Building 3150, Thorpe Park, Century Way, Leeds, West Yorkshire, LS15 8ZB, United Kingdom (“SharkNinja”) and JS Global Trading HK Limited, a private company limited by shares incorporated in Hong Kong (“JSG”) (each, a “Party,” and collectively, the “Parties”).

WHEREAS, SharkNinja and JSG, or their respective Affiliates, are entering into that certain Separation and Distribution Agreement, dated as of the Effective Date (the “SDA”), pursuant to which JSG is being separated into two separate, publicly traded companies, one for each of (i) the JS Global Business, which shall be owned and conducted, directly or indirectly, by JS Global and its Affiliates and (ii) the SharkNinja Business, which shall be owned and conducted, directly or indirectly, by SharkNinja and its Affiliates; and

WHEREAS, in connection with the transactions contemplated by the SDA, SharkNinja wishes to grant to JSG, and JSG wishes to grant to SharkNinja, licenses and other rights to certain Intellectual Property, in each case as and to the extent set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

Section 1.1          Definitions. Capitalized terms used but not defined herein shall have the meaning set forth in the SDA. For purposes of this Agreement, the following terms shall have the following meanings:

(a)          “Affiliate” means, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that, from and after the Effective Date, solely for purposes of this Agreement, (i) no member of the SharkNinja Group shall be deemed an Affiliate of any member of the JS Global Group, and (ii) no member of the JS Global Group shall be deemed an Affiliate of any member of the SharkNinja Group. The Parties agree and acknowledge that the obligations of the Parties and their respective Affiliates pursuant to this Agreement shall not be impacted by way of (i) Wang Xuning’s ownership of SharkNinja or JSG or (ii) Wang Xuning, Timothy Roberts Warner or Hui Chi Kin Max serving as a director, officer or employee of any member of the SharkNinja Group or the JS Global Group, in each case of the foregoing clauses (i)-(ii), except as otherwise expressly set forth in this Agreement.

(b)          “Arm’s Length Price” refers to the royalty rate or other applicable charges under this Agreement, as determined in accordance with the arm’s length standard under (i) Part 4 of the Taxation (International and Other Provisions) Act 2010, (ii) Treasury Regulations promulgated under Section 482 of the Internal Revenue Code of 1986, as amended, (iii) the Organisation for Economic Cooperation and Development’s transfer pricing guidelines for multinational enterprises and tax administrations, as amended or updated from time to time, or (iv) such other applicable national or multinational standards.

(c)          “Confidential Information” means any and all confidential and proprietary Information disclosed by or on behalf of a Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”) under or in connection with this Agreement, whether in writing or in oral, graphic, electronic or any other form, that is designated, marked or otherwise identified by the Disclosing Party in writing as, or that under the circumstances would reasonably be understood to be, confidential or proprietary. Confidential Information excludes any and all Information that is (i) in the public domain, (ii) lawfully acquired after the Effective Date by the Receiving Party from a Third Party not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the Receiving Party after the Effective Date without reference to any Confidential Information of the Disclosing Party.

(d)          “Consistently Profitable” means positive annual pre-tax book income (determined in a manner that is consistent with how pre-tax book income is reported in JSG’s audited financial statements) for three consecutive calendar years.

(e)          “Delayed Royalty Jurisdiction” means the People’s Republic of China, including the Hong Kong Special Administrative Region and the Macao Special Administrative Region, and any other country in the JSG Territory where JSG and its Affiliates do not Distribute any Licensed Products as of the Effective Date.

(f)          “Distribute” and “Distribution” mean selling, offering for sale, distributing for sale, marketing, promoting and advertising.

(g)          “Improvement” means any modification, improvement, enhancement or upgrade to, or derivative work based on, any product or Intellectual Property licensed under this Agreement which is made or developed by or on behalf of either Party, its Affiliates or its Sublicensees.

(h)          “Intellectual Property” means any and all rights in or to all intellectual property, including all U.S. and foreign: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, Internet domain names, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof, and any utility models, petty patents and similar rights (collectively, “Patents”); (iii) copyrights, copyright applications and copyrightable subject matter (collectively, “Copyrights”); (iv) trade secrets, and all other confidential or proprietary information, know-how, inventions, processes, formulae, models and methodologies (collectively, “Know-How”); and (v) all applications and registrations for any of the foregoing.

(i)          “Joyoung Royalty Patents” means the Patents set forth on Schedule 1 hereto.

(j)          “JSG Territory” means the following: Australia, China (including the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan), India, Indonesia, Japan, Republic of Korea, New Zealand, Singapore, Thailand, Vietnam and other member countries, as of the Effective Date, of the Association of Southeast Asian Nations.

(k)          “Licensed JSG IP” means any Intellectual Property owned or (other than the Licensed SN IP) controlled by JSG or its Affiliates in connection with the actual or proposed Use or Distribution of Licensed Products (whether in existence as of, or arising after, the Effective Date), including, for clarity, the Joyoung Royalty Patents.

(l)          “Licensed JSG Royalty IP” means, with respect to a particular country in the SharkNinja Territory, Licensed JSG IP created after the Effective Date that (i) is not an Improvement to the Licensed JSG IP existing as of the Effective Date or to the Licensed SN IP, (ii) is issued, valid and enforceable and subject to a registration or application in such country, and (iii) is necessary and material to Use or Distribution of a product of SharkNinja or its Affiliates in such country.

(m)          “Licensed Products” means the products (i) sold by or on behalf of SharkNinja or its Affiliates in the JSG Territory as of the Effective Date, (ii) developed by SharkNinja or its Affiliates for JSG or its Affiliates under the Product Development Agreement, or (iii) authorized by SharkNinja pursuant to Section 2.2.

(n)          “Licensed SN IP” means the Licensed SN Trademarks and the Licensed SN Technology.

(o)          “Licensed SN Technology” means the following (whether in existence as of, or arising after, the Effective Date): (i) all Patents owned or controlled by SharkNinja or its Affiliates in the JSG Territory that are used in connection with the Licensed Products, (ii) all Copyrights owned or controlled by SharkNinja or its Affiliates that are used in connection with the Licensed Products, (iii) all Know-How owned or controlled by SharkNinja or its Affiliates that is used in connection with the Licensed Products, and (iv) all software owned or controlled by SharkNinja or its Affiliates that is used in connection with the Licensed Products (and to be provided as source code, object code, machine code or other format in SharkNinja’s sole discretion).

(p)          “Licensed SN Trademarks” means the following (whether in existence as of, or arising after, the Effective Date): (i) all Trademarks owned or controlled by SharkNinja or its Affiliates in the JSG Territory that are used in connection with the Licensed Products, and (ii) all Internet domain names and social media addresses owned or controlled by SharkNinja or its Affiliates that (A) contain an express reference to the JSG Territory in such domain name or social medial address or (B) are used solely in connection with the Licensed Products in the JSG Territory.

(q)          “Licensee” means (i) JSG, with respect to the licenses and rights granted pursuant to Section 2.1, and (ii) SharkNinja, with respect to the licenses and rights granted pursuant to Section 2.2.

(r)          “Licensor” means (i) SharkNinja, with respect to the licenses and rights granted pursuant to Section 2.1, and (ii) JSG, with respect to the licenses and rights granted pursuant to Section 2.2.

(s)          “Net Sales” means the gross receipts from sales of a particular product by Licensee, its Affiliates and its Sublicensees less customary deductions, as determined in a manner that is consistent with how net sales are reported (i) in JSG’s audited financial statements, with respect to payments to be made by JSG or its Affiliates hereunder, or (ii) in SharkNinja’s audited financial statements, with respect to payments to be made by SharkNinja or its Affiliates hereunder.

(t)          “Product Development Agreement” means that certain Product Development Agreement, dated as of the Effective Date, by and between SharkNinja, JSG or their respective Affiliates.

(u)          “SharkNinja Territory” means worldwide, except for the JSG Territory.

(v)          “Use” means (i) with respect to Trademarks, to use or display, and (ii) with respect to Intellectual Property (other than Trademarks), to make, have made, use, import, export, offer for sale, sell or otherwise transfer or dispose of, distribute, reproduce, modify or prepare derivative works of and otherwise make Improvements to, and to display, perform or otherwise exploit.

(w)          “VAT” means (i) value added tax chargeable within the United Kingdom in accordance with the VATA 1994 and legislation and regulations supplemental thereto, (ii) inside the European Union, value added tax charged pursuant to Council Directive 2006/112/EC on the common system of value added tax and (iii) outside the United Kingdom and European Union, any similar sales or turnover tax or goods and services tax.

Section 1.2     References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. References to the definitions contained in this Agreement are applicable to the other grammatical forms of such terms. Unless the context otherwise requires, the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to “JSG” shall also be deemed to refer to the applicable member of the JS Global Group, references to “SharkNinja” shall also be deemed to refer to the applicable member of the SharkNinja Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by JSG or SharkNinja shall be deemed to require JSG or SharkNinja, as the case may be, to cause the applicable members of the JS Global Group or the SharkNinja Group, respectively, to take, or refrain from taking, any such action. References herein to “domain names”, “email”, “social media” or the like shall include all similar and successor electronic addresses and media. Unless expressly stated otherwise herein, any consent or approval right of a Party hereunder may be granted, withheld or conditioned by such Party in its sole and absolute discretion.

ARTICLE II
GRANTS OF RIGHTS

Section 2.1     Licenses to JSG. Subject to the terms and conditions of this Agreement, SharkNinja, on behalf of itself and its Affiliates, hereby grants to JSG the irrevocable (subject to Article VIII), non-sublicensable (subject to Section 2.4), royalty-bearing (to the extent set forth in Article V) right and license to Use the Licensed SN IP solely in connection with the Licensed Products in the JSG Territory, which license shall be (i) exclusive (even as to SharkNinja) with respect to Distribution of Licensed Products, and (ii) non-exclusive with respect to all other Uses of the Licensed SN IP; provided, that SharkNinja shall only exercise its retained non-exclusive rights in the JSG Territory to develop and manufacture or have developed and manufactured products in the JSG Territory for export to, and Distribution in, the SharkNinja Territory (and any other activities reasonably necessary and incidental to such retained non-exclusive rights). Notwithstanding the foregoing, the licenses and rights granted by SharkNinja herein do not include, and JSG and its Affiliates shall not use or sublicense, the Licensed SN Trademarks (or any name that is derivative of or confusingly similar thereto) as or in a corporate name, fictitious name, trade name or the like (except with respect to such Affiliates of JSG that (x) are solely incorporated in the JSG Territory, (y) Distribute Licensed Products in the JSG Territory under, and in accordance with, this Agreement, and neither such Affiliate nor any of its subsidiaries conduct any business other than the Distribution of Licensed Products, and (z) include an express geographic reference to the name of the country or city in which such Affiliate is incorporated, (including (A) SharkNinja (China) Technology Co., Ltd. and (B) SharkNinja Co., Ltd.), which entities (1) for clarity, shall use such names in compliance with all terms and conditions of this Agreement and (2) JSG shall cause to change their name to remove “SharkNinja” by the end of the Term or at the time such entities cease to be Affiliates of JSG (if sooner)).

Section 2.2     Licensed Products. JSG shall not, and shall cause its Affiliates and Sublicensees not to, (i) knowingly use the Licensed SN IP except in connection with the Licensed Products, (ii) Distribute any products under the Licensed SN Trademarks except for the Licensed Products, (iii) Distribute any products that JSG, its Affiliates or Sublicensees knows to include the Licensed SN IP except under the Licensed SN Trademarks, or (iv) knowingly include any Intellectual Property or technology in the Licensed Products other than Licensed SN IP and any other Intellectual Property or technology approved for inclusion therein by SharkNinja; provided, that to the extent that JSG or its Affiliates independently develops or acquires or licenses from any Third Party any Intellectual Property or other technology, JSG and its Affiliates and Sublicensees shall not be in breach of this Section 2.2 to the extent such Intellectual Property or other technology is included in any product Distributed by JSG, its Affiliates or Sublicensees with SharkNinja’s prior written consent. In the event that: (A) a product is developed or sold by or on behalf of SharkNinja or its Affiliates for sale to consumers in the SharkNinja Territory after the Effective Date that is not a Licensed Product or otherwise covered under the Product Development Agreement; or (B) a product (including any Improvement to a Licensed Product) is developed by or on behalf of JSG or its Affiliates for sale to consumers in the JSG Territory after the Effective Date that is not a Licensed Product (or otherwise covered under the Product Development Agreement) (a “New JSG Product”); then JSG may submit a written request to SharkNinja to Distribute such product in the JSG Territory under the Licensed SN Trademarks (a “License Request”), and upon SharkNinja’s consent (not to be unreasonably withheld, conditioned or delayed), such product shall be included as a Licensed Product hereunder. In the event that SharkNinja has not responded to any such License Request within forty (40) days of SharkNinja’s receipt of such License Request, JSG may submit a second written request to SharkNinja that clearly and conspicuously indicates that if SharkNinja fails to respond within twenty (20) days, SharkNinja will be deemed to have consented to such License Request (a “Follow-Up License Request”). If SharkNinja has not responded to any such Follow-Up License Request within twenty (20) days of SharkNinja’s receipt of such Follow-Up License Request, SharkNinja shall be deemed to have consented to the applicable License Request and Follow-Up License Request. Each License Request and Follow-Up License Request provided to SharkNinja under this Section 2.2 shall be provided in accordance with Section 11.5, with a copy to SharkNinja’s then-current Head of Intellectual Property and Head of Engineering. Nothing in this Section 2.2 is intended to restrict or limit the ability of JSG or its Affiliates to Distribute any product (excluding the Licensed Products) anywhere in the world outside this Agreement; provided, that such products (x) do not bear any Licensed SN Trademarks, and (y) are not developed by or on behalf of JSG or its Affiliates using, or otherwise include or are covered by, any Licensed SN IP.

Section 2.3     Licenses to SharkNinja. Subject to the terms and conditions of this Agreement, JSG, on behalf of itself and its Affiliates, hereby grants to SharkNinja the irrevocable (subject to Article VIII), non-transferable (subject to Section 11.2), non-sublicensable (subject to Section 2.4), royalty-free (except as set forth in Article V) right and license to Use the Licensed JSG IP, which license (i) for registrations for Licensed JSG IP in the SharkNinja Territory shall be exclusive with respect to Distribution of products in the SharkNinja Territory, and (ii) for all other Licensed JSG IP shall be non-exclusive with respect to the right to develop and manufacture or have developed and manufactured products in the JSG Territory for export to, and Distribution in, the SharkNinja Territory (and any other activities reasonably necessary and incidental to such non-exclusive rights). In the event that JSG identifies any Licensed JSG Royalty IP that it believes SharkNinja is Using or sublicensing to Third Parties, JSG shall promptly notify SharkNinja in writing thereof.

Section 2.4     Sublicensing. Each Licensee may sublicense, through multiple tiers, the license and rights granted to it pursuant to Section 2.1 or Section 2.2 (as applicable) to (i) its Affiliates and (ii) Third Parties in the ordinary course of business, for the benefit of Licensee or its Affiliates (and not, for the avoidance of doubt, for the independent use of such Third Parties) (each such Affiliate or Third Party, a “Sublicensee”); provided, that each Licensee shall not, and shall cause its Affiliates not to, grant any such sublicense to any Person that such Licensee knows, or should reasonably know, intends to Distribute the Licensed Products outside the JSG Territory (with respect to JSG as the Licensee) or the SharkNinja Territory (with respect to SharkNinja as the Licensee). The sublicensing Party shall notify the other Party in writing of any sublicense granted to Third Parties promptly following execution (and amendment) thereof. Each sublicense granted to a Third Party under the Licensed SN IP or the Licensed JSG Royalty IP that is negotiated by a Licensee after the Effective Date (including, for clarity, amendments and renewals negotiated after the Effective Date to agreements that exist as of the Effective Date) shall (A) be granted pursuant to a written agreement which does not conflict with the terms and conditions of this Agreement, (B) expressly include Licensor (or its designated Affiliate) as an intended third-party beneficiary in such sublicense agreement with rights to directly enforce the terms and conditions related to the Licensed SN IP or Licensed JSG Royalty IP (as applicable), and (C) upon the request of Licensor, be provided by the Licensee to the Licensor (which may be redacted solely to the extent reasonably necessary to delete confidential terms not related to the sublicense of the applicable rights granted hereunder or other compliance with this Agreement). For clarity, granting a sublicense shall not relieve each Licensee of any obligations hereunder and each Licensee shall cause each of its Sublicensees to comply, and shall remain responsible for its Sublicensees’ compliance with, the terms of this Agreement applicable to such Licensee. In the event that a Licensee becomes aware of a material breach by any of its Sublicensees of any applicable provisions of this Agreement with respect to Intellectual Property of Licensor, such Licensee shall promptly notify the applicable Licensor of such breach, and the Parties shall cooperate to cause such Sublicensee to remedy such breach as appropriate; provided, that any reasonable costs or expenses incurred by either Party and paid to a Third Party shall be at such Licensee’s sole cost and expense.

Section 2.5     Third Party Rights. Notwithstanding anything to the contrary in this Agreement, the Parties’ rights and obligations set forth in this Agreement (including the licenses and rights granted pursuant to Section 2.1 or Section 2.2) shall be subject to the terms of any Contracts with a Third Party relating to the Licensed SN IP or the Licensed JSG IP to which SharkNinja, JSG or any of their respective Affiliates is a party or otherwise bound. To the extent that, as a result of such rights of or obligations owed to a Third Party, any licenses or other rights granted hereunder: (i) may not be granted without the consent of, or payment of a fee or other consideration to, a Third Party under such Contracts; or (ii) will cause SharkNinja, JSG or any of their respective Affiliates to be in breach of any of its or their obligations to any Third Party, the applicable licenses and other rights granted hereunder shall only be granted to the extent such consent has been obtained or such fee or other consideration has been paid (it being understood that each Party shall have no obligation to agree to or make any payments or other concessions, except to the extent expressly required under this Agreement, the SDA or any other Ancillary Agreements). The Parties shall cooperate and use commercially reasonable efforts (x) to attempt to obtain any such consent or approval required from any such Third Parties (but such obligation shall not require payment or other consideration to such Third Parties without the prior written agreement of the Parties, including as to which Party will bear the cost thereof) and (y) until such consent or approval is obtained, to minimize the adverse impact therefrom. Notwithstanding anything to the contrary in this Section 2.5, each Licensee shall be deemed not to be in breach of this Agreement only if, and for such time that, such Licensee is not notified by the applicable Licensor (or otherwise has actual knowledge) of such rights of or obligations owed to such Third Party. Each Party shall not, and shall cause its Affiliates not to, enter into any Contracts with a Third Party after the Effective Date that such Party or such Party’s Affiliates knows would materially and adversely affect the rights granted by such Party to the other Party under this Agreement.

Section 2.6     Ownership; License-Back; Infringement.

(a)          As between the Parties and their respective Affiliates, (i) all right, title and interest in and to (A) the Licensed SN IP (and, except as expressly provided under any other Ancillary Agreement, any Improvements thereto), and (B) any translations, transliterations, phonetic equivalents and localizations of any Licensed SN Trademarks shall be the exclusive property of SharkNinja and its Affiliates, and neither JSG nor any of its Affiliates shall acquire any ownership thereof, and (ii) all right, title and interest in and to the Licensed JSG IP (and, except as expressly provided under any other Ancillary Agreement, any Improvements thereto) shall be the exclusive property of JSG and its Affiliates, and neither SharkNinja nor any of its Affiliates shall acquire any ownership thereof. Except as expressly provided under any other Ancillary Agreement, to the extent that a Party, its Affiliates or its Sublicensees is assigned or otherwise obtains ownership of any right, title or interest in or to any Intellectual Property in contravention of this Section 2.6(a), such Party hereby assigns, and shall cause its Affiliates and Sublicensees to assign (to the extent applicable), to the other Party (or to such Affiliate or Third Party designated by such other Party in writing) all such right, title and interest, without requiring any compensation from the other Party. Each Licensee shall ensure that its and its Affiliates’ and Sublicensees’ employees, contractors and agents assigns to such Licensee or its Affiliate any Intellectual Property (including Improvements) belonging to the Licensor under this Section 2.6(a).

(b)          For clarity, any Intellectual Property assigned pursuant to Section 2.6(a) shall be subject to the licenses and rights granted pursuant to Section 2.1 or Section 2.2 to the extent such Intellectual Property constitutes Licensed SN IP or Licensed JSG IP, as applicable.

(c)          In the event that either Party determines that the Distribution of the Licensed Products by or on behalf of JSG in the JSG Territory may infringe or otherwise violate any Third Party’s Intellectual Property Rights, such Party may notify the other Party thereof and the Parties shall reasonably cooperate with each other to cease any such infringing or violative conduct.

Section 2.7     Anti-Shelving. JSG acknowledges that it has received hereunder an exclusive license to Distribute Licensed Products under the Licensed SN Trademarks in the JSG Territory and that it accordingly shall, subject to the terms and conditions hereof, use commercially reasonable efforts to exploit such rights to the extent commercially practicable in its reasonable business judgment.

Section 2.8     Product Safety Certifications. As between the Parties, all product safety certifications and applications therefor related to the Licensed Products in the JSG Territory shall be owned by JSG or its Affiliates; provided, that (i) at JSG’s request, SharkNinja or its Affiliates shall apply for and maintain product safety certifications related to the Licensed Products in the JSG Territory at JSG’s sole cost and expense, and (ii) the Parties shall reasonably cooperate with respect to all product safety certifications and applications therefor related to the Licensed Products.

Section 2.9     Reservation of Rights. Except for the licenses and rights explicitly granted by a Party under this Agreement, this Agreement does not grant to any Party or Third Party any right, title or interest in or to any of such Party’s or its Affiliates’ Intellectual Property, by implication, estoppel or otherwise. All rights, titles and interests not explicitly granted by a Party hereunder are hereby reserved by such Party.

ARTICLE III
TRADEMARK USE; QUALITY CONTROL; Coordination

Section 3.1     Quality Standards. JSG shall, and shall cause its Affiliates and Sublicensees to, only use the Licensed SN Trademarks (i) in a manner that is consistent with the quality, reputation and goodwill of SharkNinja and the Licensed SN Trademarks, and (ii) in connection with Licensed Products that are (A) developed, produced, manufactured, packaged, labeled, sourced and Distributed in compliance with all applicable Law, and (B) consistent with or exceed all product quality standards set by SharkNinja and provided to JSG in writing from time to time (“Product Quality Standards”). SharkNinja acknowledges and agrees that, to its knowledge as of the Effective Date, all Licensed Products Distributed in the JSG Territory as of the Effective Date, and all uses of the Licensed LN Trademarks in connection therewith as of the Effective Date, by either of the Parties meet with the Product Quality Standards in effect as of the Effective Date in all material respects.

Section 3.2     Samples.

(a)          Upon SharkNinja’s reasonable request, JSG shall submit to SharkNinja, at JSG’s cost and expense, representative samples of any products, packages, labels, specifications or commercial materials (including advertising, marketing and promotional materials) of JSG, its Affiliates or its Sublicensees that (i) use, reproduce or display the Licensed SN Trademarks and (ii) have not been previously provided in substantially identical form and design by JSG to SharkNinja (“Samples”). Without limiting the generality of the foregoing, prior to Distributing a Licensed Product that is manufactured on behalf of JSG by a Third Party, JSG shall submit a Sample to SharkNinja of such Licensed Product manufactured by such Third Party for review in accordance with Section 3.2(b).

(b)          If SharkNinja reasonably determines that any Sample does not comply with the Product Quality Standards, in any material respect, for the Licensed Products, SharkNinja shall promptly provide written notice of such non-compliance to JSG, including a reasonably detailed explanation of SharkNinja’s objections with respect to the relevant Sample and any proposed changes or modifications that SharkNinja would suggest be made for JSG, its Affiliates or its Sublicensees (as applicable) to achieve the requisite compliance (such notice and related information, a “Quality Objection Notice”). Upon receipt of a Quality Objection Notice, JSG shall promptly implement corrective measures to cure the material non-compliance therein, and JSG shall resubmit such corrected Sample.

(c)          In the event that, with respect to the development, production, manufacture, packaging, labeling, sourcing or Distribution of a Licensed Product in connection with the Licensed SN Trademarks, JSG, its Affiliates or its Sublicensees are not in material compliance with the Product Quality Standards applicable to such Licensed Product, then in each case, JSG shall, and shall cause its Affiliates and Sublicensees to, as soon as reasonably practicable, cease such conduct until such time as such Licensed Product is in compliance.

Section 3.3     Trademark Standards.

(a)          JSG shall, and shall cause its Affiliates and Sublicensees to, use, reproduce and display the Licensed SN Trademarks in material compliance with any and all Trademark use standards set by SharkNinja and provided to JSG in writing (which SharkNinja may update and amend from time to time upon written notice to JSG) (“Trademark Use Standards”). Upon receiving written notice from SharkNinja that any use by JSG, its Affiliates or its Sublicensees of a Licensed SN Trademark is not in material compliance with the Trademark Use Standards and a reasonably detailed explanation of such material non-compliance, JSG shall, and shall cause its Affiliates and Sublicensees to, promptly implement corrective measures to cure such material non-compliance.

(b)          JSG shall not, and shall cause its Affiliates and Sublicensees to not, (i) use any other Trademark, symbol or device in combination or conjunction with the Licensed SN Trademarks or on Licensed Products or packaging, marketing, promotion or advertising therefor without the prior consent of SharkNinja (except where necessary under applicable Law to identify JS Global or its applicable Affiliate as the manufacturer or distributor of the applicable Licensed Product, in which case such use shall be in a non-prominent manner as customary in the industry for such purpose), or (ii) use the Licensed SN Trademarks on or in connection with any products or services that are not Licensed Products.

Section 3.4     Non-Degradation.

(a)          In connection with all uses by JSG, its Affiliates or its Sublicensees of the Licensed SN Trademarks, and all Licensed Products offered in connection therewith, JSG shall, and shall cause its Affiliates and Sublicensees to: (i) not make any statements that are misleading as to the quality or functionality of the Licensed Products, or that cause confusion with the business or identity of a Third Party; (ii) be consistent with the image and reputation for overall high-quality products; (iii) not file applications to register any Trademarks or design Patents that consist in whole or in part of, or are derivative of or confusingly similar to, the Licensed SN Trademarks, or assist any Third Party in doing the same; and (iv) not Distribute any Licensed Products in a manner, or at prices, that may reflect negatively on the prestige and market positioning of the Licensed SN Trademarks (and JSG shall reasonably consult and cooperate with SharkNinja regarding pricing and distribution strategy for the Licensed Products to ensure the same).

(b)          Each Party shall, and shall cause its Affiliates and Sublicensees to: (i) not enter into any Contract that conflicts with, results in any breach of, or constitutes a default under, the terms and conditions of this Agreement; (ii) not contest, challenge, or otherwise take any action adverse to the other Party’s ownership of, or rights in and to, as applicable, the such other Party’s Intellectual Property licensed hereunder, or assist any Third Party in doing the same; and (iii) not do, omit to do or permit to be done, any act that such Party, its Affiliates or its Sublicensees knows would, or knows would reasonably be expected to, invalidate any Patents or Trademarks licensed to such Party hereunder or compromise the trade secret status of any Trade Secrets licensed to such Party hereunder.

(c)          JSG agrees that any and all goodwill that accrues based on any and all uses of the Licensed SN Trademarks, or by operation of Law or otherwise, shall accrue solely for the benefit of SharkNinja and its Affiliates, and JSG hereby irrevocably assigns such goodwill to SharkNinja without any further action by either Party.

Section 3.5     Coordination.

(a)          Coordination Committee. Each Party may nominate appropriate officer(s) or employee(s) of such Party to act as the primary contact(s) for such Party (each such individual, a “Representative,” including those Representatives set forth on Schedule 2), with such designation to remain in force unless and until the earlier of (i) such Party notifies the other Party of a change in such designation, or (ii) such Representative ceases to be an officer or employee of the applicable Party. The Representatives of the Parties, collectively, shall constitute a coordination committee to monitor and facilitate compliance by the Parties with this Agreement, including as set forth in Section 3.5(b) and Section 3.5(c). Each Party’s Representatives shall respond reasonably promptly to any reasonable requests from the other Party (and such other Party’s Representatives) for instructions, information and approvals hereunder.

(b)          Branding Coordination. In connection with the use, reproduction or display of the Licensed SN Trademarks by and on behalf of JSG under this Agreement, JSG shall use commercially reasonable efforts and reasonably cooperate with SharkNinja to prevent confusion between the respective Parties and their Affiliates and between the Distribution of Licensed Products by or on behalf of JSG in the JSG Territory and SharkNinja in the SharkNinja Territory. Such efforts may include (i) clear and conspicuous wording in business collateral and marketing materials used in such instances that makes clear that JSG’s and its Affiliates’ and Sublicensees’ business is targeted to the JSG Territory hereunder, (ii) use of different SKUs appearing on packages, and (iii) coordination with respect to trade shows and the like so that one Party may represent the other in the first Party’s territory hereunder or that the Parties share or participate together in a booth or location, as appropriate.

(c)          Business Plan Coordination. At the reasonable request of a Party, the Parties shall meet (in person or electronically) to discuss and exchange information on the current and proposed Distribution of Licensed Products in the JSG Territory and the SharkNinja Territory, as applicable to this Agreement. To the extent mutually agreed between the Parties with respect to any particular such meeting, (i) SharkNinja shall provide to JSG a list of currently marketed products in the SharkNinja Territory, and information regarding planned pipeline products under the Licensed SN Trademarks (at a level of detail to be mutually and reasonably agreed between the Parties), and (ii) JSG will prepare, and present to SharkNinja (A) for review and comment, an advertising, marketing and promotion plan setting forth the then-planned major advertising, marketing and promotion strategies, themes and significant proposed copy for the JSG Territory (at a level of detail to be mutually and reasonably agreed between the Parties), and JSG shall in good faith implement any reasonable suggestions and recommendations that SharkNinja may provide on such plan, and (B) information regarding current and anticipated research and development projects by or on behalf of JSG to the extent related to products under the Licensed SN Trademarks.

Section 3.6     Extraterritorial Use and Distribution.

(a)          JSG shall not, and shall cause its Affiliates and Sublicensees not to, Distribute any Licensed Products, or Distribute any other product or service that JSG, its Affiliates or its Sublicensees knows is covered by or includes Licensed SN IP, in the SharkNinja Territory. JSG shall use commercially reasonable efforts to monitor, detect and prevent any direct or indirect Distribution of any Licensed Product in the SharkNinja Territory, and shall cooperate, as reasonably requested by SharkNinja, with SharkNinja in connection therewith. In the event that JSG, its Affiliates or its Sublicensees discovers any actual or suspected occurrence of any of the activities described in this Section 3.6, JSG shall promptly notify SharkNinja in writing and cooperate with SharkNinja to take all commercially reasonable measures necessary to prevent and address any such occurrence that has, or is suspected to have, taken place.

(b)          SharkNinja shall not, and shall cause its Affiliates and Sublicensees not to, Distribute any Licensed Products, or Distribute any other product or service that SharkNinja, its Affiliates or its Sublicensees knows is covered by or includes Licensed SN IP, in the JSG Territory. SharkNinja shall use commercially reasonable efforts to monitor, detect and prevent any direct or indirect Distribution of any Licensed Product in the JSG Territory, and shall cooperate, as reasonably requested by JSG, with JSG in connection therewith. In the event that SharkNinja, its Affiliates or its Sublicensees discovers any actual or suspected occurrence of any of the activities described in this Section 3.6(b), SharkNinja shall promptly notify JSG in writing and cooperate with JSG to take all commercially reasonable measures necessary to prevent and address any such occurrence that has, or is suspected to have, taken place.

(c)          For clarity, the territorial restrictions with respect to use of the Licensed SN Trademarks set forth herein shall not be deemed breached by a Party with respect to uses that are solely directed to such Party’s permitted territory hereunder, including where the use or communication by its very nature is accessible or observed from outside such territory (e.g., website use directed to a Party’s permitted territory or a trade show attended by a Party outside of its permitted territory solely for purposes of making sales in its permitted territory); provided, that such use is usual and customary in the trade, and at the reasonable request of the other Party such Party reasonably cooperates to minimize any potential for confusion or mistake based on such use.

ARTICLE IV
PROSECUTION; MAINTENANCE; ENFORCEMENT

Section 4.1     Cooperation. JSG shall reasonably cooperate with SharkNinja, at SharkNinja’s cost and expense (subject to Section 4.2(b)), in the preparation and filing of any applications, renewals or other documentation necessary or useful to protect SharkNinja’s ownership of the Licensed SN IP. Each Party shall promptly notify in writing the other Party (including the relevant details known to the notifying Party) of any (i) discovered or suspected infringement, misappropriation or other violation by any Third Party of any of the Licensed SN IP or Licensed JSG IP in the JSG Territory, or (ii) actual or threatened challenge by any Third Party concerning the validity, registration or ownership any of the Licensed SN IP or Licensed JSG IP in the JSG Territory.

Section 4.2     Prosecution; Maintenance.

(a)          Except as otherwise set forth in Section 4.2, SharkNinja shall have the sole and exclusive right and option to determine whether to file, prosecute or maintain any registrations or applications for registration of any of the Licensed SN IP (the “Registered SN IP”) in the JSG Territory, at SharkNinja’s cost and expense.

(b)          JSG shall have the right to request that SharkNinja file any (i) reasonable applications for registration of unregistered Licensed SN IP with the appropriate Governmental Entity in the JSG Territory, and (ii) reasonable documents to record with the relevant Governmental Entity in the JSG Territory Intellectual Property assignment agreements and other Contracts or documentation necessary for SharkNinja to be recorded as the owner of record with the relevant Governmental Entity in the JSG Territory for each item of Registered SN IP. SharkNinja shall consider such requests in good faith, and not unreasonably refuse to approve such requests. With respect to applications for registration, provided that such rights are determined to be available for registration following such clearance searches as deemed necessary in SharkNinja’s reasonable business judgment, SharkNinja shall promptly make such filings in its own name and shall own all resulting registrations and related rights. In the event that SharkNinja approves such request, SharkNinja shall use commercially reasonable efforts to accomplish such requests, at JSG’s cost and expense.

(c)          Each Party shall not, and shall cause its Affiliates and Sublicensees not to, file, prosecute or maintain, (i) in the case of JSG, any Registered SN IP (or any other Intellectual Property that it or they know is owned by SharkNinja or its Affiliates), and (ii), in the case of SharkNinja, any Licensed JSG IP that is the subject of registrations or applications for registration thereof (or any other Intellectual Property that it or they know is owned by JSG or its Affiliates).

Section 4.3     Enforcement.

(a)          JSG shall have the first right, but not the obligation, to take enforcement action in the JSG Territory against any Third Party in respect of any infringement, misappropriation or other violation of the Licensed SN IP to the extent used in the Licensed Products, at JSG’s cost and expense, to the extent such infringement, misappropriation or other violation is exclusively related to the JSG Territory (with SharkNinja having step-in rights as provided in Section 4.3(b)); provided, that JSG shall not take any such enforcement action without first reasonably consulting with SharkNinja. SharkNinja shall have the first right, but not the obligation, to take enforcement action in the JSG Territory against any Third Party in respect of any infringement, misappropriation or other violation of any Licensed SN IP, at SharkNinja’s cost and expense, to the extent such infringement, misappropriation or other violation is not exclusively related to the JSG Territory.

(b)          If, upon receiving notice of infringement, misappropriation or other violation of the Licensed SN IP in the JSG Territory in accordance with Section 4.3(a), the Party with the first right to take enforcement action in the JSG Territory under Section 4.3(a) does not provide notice to the other Party within a reasonable period of time that it intends to exercise its rights to take enforcement action in the JSG Territory, then the other Party may then take enforcement action in the JSG Territory in its own name and at its cost and expense in respect of such infringement, misappropriation or other unlawful use.

(c)          The terms and conditions of Section 4.3(a) and Section 4.3(b) shall apply, mutatis mutandis, with respect to enforcement of the Licensed JSG IP in the SharkNinja Territory.

(d)          In connection with each enforcement action taken by a Party pursuant to Section 4.3, the non-enforcing Party shall reasonably cooperate with, and provide reasonable assistance to, the enforcing Party, at the enforcing Party’s cost and expense (including reimbursement for reasonable attorneys’ fees and expenses), including being joined as a necessary or indispensable party to any such enforcement action (to the extent applicable). The enforcing Party shall be solely responsible for the costs of such enforcement action; provided, that the enforcing Party shall not settle any such enforcement action in a manner that would be reasonably likely to adversely affect, in any material respect, the rights of the non-enforcing Party under the Licensed SN IP owned by or licensed to such non-enforcing Party (as applicable) without such non-enforcing Party’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed).

(e)          Any amounts recovered by the enforcing Party in connection with any enforcement action taken pursuant to Section 4.3 shall be used first to reimburse the reasonable costs and expenses (including reimbursement for reasonable attorneys’ fees and expenses) incurred in bringing and maintaining the applicable enforcement action, and subject to any obligations to pay Third Parties in connection with any such enforcement action, any remainder shall be allocated between the Parties as follows (on a pari passu basis): (i) JSG shall be entitled to any amounts recovered to the extent constituting damages for infringement, misappropriation or other unlawful use of the Licensed SN IP in the JSG Territory; and (ii) SharkNinja shall be entitled to any amounts recovered to the extent constituting damages for infringement, misappropriation or other unlawful use of the Licensed SN IP in the SN Territory.

ARTICLE V
ROYALTIES; PAYMENT TERMS

Section 5.1     Royalties to SharkNinja.

(a)          In consideration of the rights and licenses granted by SharkNinja to JSG under this Agreement, JSG shall pay to SharkNinja a royalty of three percent (3%) of Net Sales of Licensed Products by or on behalf of JSG, its Affiliates and its Sublicensees during the Term, on a country-by-country and Licensed Product-by-Licensed Product basis.

(b)          Notwithstanding Section 5.1(a), with respect to each country that is a Delayed Royalty Jurisdiction, JSG shall not be obligated to pay to SharkNinja the royalty set forth in Section 5.1(a) until the Distribution of Licensed Products by or on behalf of JSG, its Affiliates and its Sublicensees in each such country is Consistently Profitable. For the avoidance of doubt, JSG’s obligation to pay SharkNinja the royalty set forth in Section 5.1(a) with respect to Net Sales of Licensed Products in any such country that is a Delayed Royalty Jurisdiction shall be deemed effective and shall automatically apply as of and following January 1 of the calendar year in which the Distribution of Licensed Products by or on behalf of JSG, its Affiliates and its Sublicensees in each such country is first Consistently Profitable, and shall continue thereafter regardless of whether the Distribution of Licensed Products by or on behalf of JSG, its Affiliates and its Sublicensees in each such country continues to be Consistently Profitable.

Section 5.2     Royalties to JSG.

(a)          In consideration of the rights and licenses granted by JSG to SharkNinja under this Agreement, SharkNinja shall pay to JSG a reasonable royalty to be mutually and reasonably agreed to between the Parties from time to time (such royalty not to exceed one and a half percent (1.5%)) of Net Sales in the SharkNinja Territory of New JSG Products, that absent the licenses to SharkNinja hereunder would infringe Licensed JSG Royalty IP, by or on behalf of SharkNinja, its Affiliates and its Sublicensees during the Term, on a country-by-country and New JSG Product-by-New JSG Product basis.

(b)          In consideration of the rights and licenses granted by JSG to SharkNinja under this Agreement, SharkNinja shall pay to JSG the royalties set forth in Schedule 1 on Net Sales in the SharkNinja Territory of the products identified in Schedule 1, to the extent covered by the Joyoung Royalty Patents, by or on behalf of SharkNinja, its Affiliates and its Sublicensees during the Term, on a country-by-country and product-by-product basis; provided, that for clarity, SharkNinja shall not be obligated to pay to JSG a royalty under this Section 5.2(b) to the extent that payment of such royalty under this Agreement would be duplicative of a royalty, markup or other consideration paid by SharkNinja, its Affiliates or its Sublicensees to JSG or its Affiliates under another agreement between the Parties or their Affiliates (e.g., in the event that, under another Ancillary Agreement, SharkNinja procures a product covered by the Joyoung Royalty Patents from JSG and the price paid by SharkNinja for such product includes the right to practice the Joyoung Royalty Patents).

Section 5.3     Arm’s Length Pricing. The Parties shall periodically review the amounts and other terms of all Royalty Payments and other payments hereunder to ensure that such payments constitute Arm’s Length Prices. If such review determines that any such payment does not constitute an Arm’s Length Price, then a Party may receive additional compensation from the other Party or may pay additional compensation to the other Party, as necessary, and the Parties may adjust the terms of any Royalty Payments or other payments thereafter in accordance with Section 11.8.

Section 5.4     Payment Terms.

(a)          Any amounts payable pursuant to Section 5.1 or Section 5.2 (collectively, “Royalty Payments”) shall be paid by the applicable Party (the “Payor”) to the other Party (the “Payee”) within forty-five (45) days after the end of each quarter of the calendar year. The Payor shall submit a royalty report to the Payee within twenty (20) days after the end of each such quarter, which sets forth the details of the calculation of the Royalty Payments to be paid by such Payor for such quarter, including identification of the quantities of each Licensed Product sold in each country in the JSG Territory. All Royalty Payments shall be paid in U.S. dollars (or, if necessary for legal or tax concerns, other reasonable currency mutually agreed upon by the Parties in writing) in immediately available funds to a bank account designated by the Payee in writing to the Payor. For purposes of determining the Royalty Payments due and payable in U.S. dollars, the exchange rate shall be determined at the date on which such amount is remitted by the Payor, as reported by the Wall Street Journal (or similar or successor publication if the Wall Street Journal is no longer published).

(b)          If a Payor fails to make a Royalty Payment when due, such Payor shall be required to pay, in addition to any such unpaid amounts, interest on such amounts at (i) the Prime Rate, plus two hundred (200) basis points, or (ii) if lower, the highest rate of interest permitted by applicable Law at such time, in each case compounded monthly from, and including, the relevant due date through the actual date of payment.

(c)          Except as set forth in Section 5.5, the Payor shall make all Royalty Payments to the Payee without set-off, deduction, recoupment or withholding of any kind for Royalty Payments or other amounts owed or payable by the Payee or its Affiliates to the Payor or its Affiliates, whether under this Agreement or any other Ancillary Agreement, applicable Law or otherwise.

(d)          All amounts treated for the purposes of any VAT as consideration for a supply made pursuant to this Agreement shall be exclusive of applicable VAT. Where Licensor is required to account for any VAT to a relevant Tax authority, Licensee shall, subject to the receipt of a valid VAT invoice, pay to Licensor (in addition to, and at the same time as, the consideration) the amount of such VAT.

Section 5.5     Taxes. All payments made to a Payee under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any payment to a Payee, then (i) the Payor shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Entity in accordance with applicable Law, and (ii) the sum payable to the Payee shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.5), the Payee receives an amount equal to the sum it would have received had no such deduction or withholding been made. If any payment made pursuant to this Agreement is eligible for a reduction in the rate of, or the elimination of, any applicable withholding Tax, the Parties agree to cooperate and use commercially reasonable efforts to reduce the applicable rate of withholding or to relieve the Payor of its obligation to withhold such Tax; provided, that for the avoidance of doubt, such cooperation and the provisions of this Section 5.5 shall not require the Payee to alter the entities receiving payments under this Agreement.

Section 5.6     Transfer Pricing. If any Party (“the first Party”) suffers a transfer pricing adjustment in relation to any amount paid or payable under this Agreement and that adjustment increases the Tax payable by (or decreases the Tax relief available to) the first Party, the other Party (“the second Party”) shall make a payment to the first Party in an amount equal to that increase in Tax (or decrease in relief). The second Party shall make any payment due hereunder no less than ten (10) days before the Tax referred to in that clause (including any Tax that would not have been payable, or which is payable earlier than would have been the case, if any Tax relief had not been decreased) is payable. For purposes of this Section 5.6, a “transfer pricing adjustment” is any adjustment to the profits or losses of a person for Tax purposes asserted by a Tax authority whether by way of assessment or reassessment or otherwise and includes any such adjustment under Part 4 of the Taxation (International and Other Provisions) Act 2010. The Parties agree to pursue all reasonable legal remedies to avoid double taxation that may result from such a transfer pricing adjustment or from any conforming or correlative adjustments that may be necessary on account of such transfer pricing adjustment.

Section 5.7     Tooling Depreciation Pass-Through. Within thirty (30) days following the end of each quarter of the calendar year, SharkNinja shall notify JSG of the amount of tooling and equipment depreciation that is recognized by SharkNinja and its Affiliates during the preceding quarter and attributable to JSG (each such amount, a “Depreciation Charge”), based upon a reasonable, good faith determination by SharkNinja of the extent of (i) the use of such tooling and equipment in furtherance of the Distribution of Licensed Products in the JSG Territory by or on behalf of JSG during such preceding quarter, relative to (ii) the use of such tooling and equipment for other purposes during such preceding quarter. Within fifty (50) days following the end of each such quarter, JSG shall pay to SharkNinja the Depreciation Charge for the preceding quarter. All Depreciation Charges shall be paid in U.S. dollars (or, if necessary for legal or Tax concerns, other reasonable currency mutually agreed upon by the Parties in writing) in immediately available funds to a bank account designated by SharkNinja in writing to JSG. For purposes of determining the Depreciation Charges due and payable in U.S. dollars, the exchange rate shall be determined at the date on which such amount is remitted by JSG, as reported by the Wall Street Journal (or similar or successor publication if the Wall Street Journal is no longer published).

ARTICLE VI
AUDIT RIGHTS

Section 6.1     Royalty Payment Audits.

(a)          Payor shall, and shall cause its Affiliates and Sublicensees to, during the Term and for so long thereafter as any Royalty Payments under this Agreement have been incurred but are unpaid, keep and maintain complete and accurate books and records in accordance with its standard accounting procedures and in accordance with GAAP to verify the applicable Royalty Payments owed during the Term (including with respect to all sales by Payor’s Affiliates and Sublicensees) under this Agreement.

(b)          Payee shall have the right, during the Term and for so long thereafter as any Royalty Payments under this Agreement have been incurred but are unpaid, on at least ten (10) Business Days advance written notice and not more than twice in any twelve (12) month period, to, itself or through an independent accounting firm (the “Auditor”), examine the books and records of Payor, its Affiliates and its Sublicensees, solely to verify the accuracy of the royalty reports and the amount of Royalty Payments made by Payor hereunder after any period covered by a previous audit (if any). If the Auditor is an independent accounting firm, the Auditor may not be paid on a contingency or other basis related to the outcome of the audit, and shall execute a confidentiality agreement with Payor in a form reasonably acceptable to Payor that is consistent with the applicable confidentiality provisions herein and limits the Auditor’s disclosure to Payee to the amount of the underpayment or overpayment and any information reasonably customary or appropriate to reasonably explain and describe the basis for such underpayment or overpayment. Any such audit shall be conducted during the normal business hours of Payor, its Affiliates or its Sublicensees, as applicable, in such a manner as not to interfere in any material respect with the normal business activities of Payor, its Affiliates and its Sublicensees, as applicable, and shall be at Payee’s expense; provided, that if such audit reveals an underpayment of more than five percent (5%) during the audited period, Payor shall pay all reasonable costs of the audit. The Parties shall cooperate to make any necessary adjustment to correct for any underpayment, or overpayment revealed by any such audit.

Section 6.2     Compliance Audits. In the event that a Party (the “Auditing Party”) reasonably believes that the other Party, its Affiliates or its Sublicensees (collectively, the “Audited Party”) has or may have breached the terms and conditions of Article II, Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.6, Article IV or Article VII, the Auditing Party shall have the right to audit the Audited Party’s Use of, (i) if SharkNinja is the Auditing Party, the Licensed SN IP and Distribution of Licensed Products, and (ii) if JSG is the Auditing Party, the Licensed JSG IP and the Distribution of the products covered by such Licensed JSG IP, to ensure the Audited Party’s Use, to the extent that it is related to the suspected breach or any similar or related breach, is in compliance with such terms and conditions of this Agreement. Such audits shall be scheduled at the request of the Auditing Party in consultation with the Audited Party, but not more than twice in any twelve (12) month period, except in the event that the Auditing Party has actual, reasonable cause that the Audited Party has breached any term or condition of this Agreement. Any such audit shall be conducted during the normal business hours of the Audited Party in such a manner as not to unreasonably interfere with the normal business activities of the Audited Party and shall be at the Auditing Party’s expense; provided, that if such audit reveals a material breach of this Agreement, the Audited Party shall pay all reasonable costs of the audit. Upon the Auditing Party’s reasonable request, the other Party shall, and shall cause its Affiliates and Sublicensees to, cooperate with the Auditing Party to perform such audits of the Audited Party, and enforce the Audited Party’s obligations under this Agreement and any sublicenses granted hereunder.

ARTICLE VII
confidentiality

Section 7.1     Confidentiality. Each Party acknowledges that, in connection with this Agreement, it or its Affiliates may gain access to Confidential Information of the other Party or its Affiliates. Each Receiving Party shall (i) not use the Confidential Information of the Disclosing Party, other than as necessary to exercise its rights and perform its obligations under this Agreement, and (ii) maintain the Confidential Information of the Disclosing Party in strict confidence and, subject to Section 7.2, not disclose the Confidential Information of the Disclosing Party without the Disclosing Party’s prior consent; provided, that the Receiving Party may disclose the Confidential Information as otherwise permitted in this Article VII.

Section 7.2     Disclosure. The Receiving Party may disclose, or may permit disclosure of, Confidential Information of the Disclosing Party (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information for auditing and other non-commercial purposes and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any of its respective Affiliates is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a proceeding brought by a Governmental Entity that it is advisable to do so, (iii) as required in connection with any legal or other proceeding by one Party (or member of its Group) against the other Party (or member of such other Party’s Group) or in respect of claims by one Party against the other Party (or member of such other Party’s Group) brought in a proceeding, (iv) as necessary in order to permit a Party (or member of its Group) to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v) as necessary for a Party (or member of its Group) to enforce its rights or perform its obligations under this Agreement, (vi) to Governmental Entities in accordance with applicable procurement regulations and contract requirements or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic or financing transaction, to the extent reasonably necessary in connection therewith; provided, that an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a Third Party pursuant to clause (ii), (iii), (v) or (vi) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom (or to whose Group) the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party (and/or any applicable member of its Group) a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

ARTICLE VIII
term; termination

Section 8.1     Term. This Agreement shall commence as of the Effective Date and, unless and until earlier terminated in accordance with Section 8.2, shall continue in full force and effect until the date that is twenty (20) years from the Effective Date (the “Term”).

Section 8.2     Termination.

(a)          Mutual Termination. The Parties may terminate this Agreement upon the mutual consent of both Parties.

(b)          Termination for Breach. Each Party may terminate this Agreement upon forty five (45) days’ prior written notice to the other Party in the event that the other Party (i) materially breaches this Agreement (including, for clarity, any breach of Section 2.2, Section 3.6, Section 3.4, Article V or Article VIII), and (ii) does not cure such breach within such forty five (45) day period; provided, that such forty five (45) day period shall be extended for up to forty five (45) additional days in the event that the breaching Party is diligently and in good faith pursuing cure of such breach.

Section 8.3     Consequences of Termination; Survival.

(a)          Upon the end of the Term (whether by expiration or termination), subject to Section 8.3(b), all licenses and rights granted hereunder shall immediately terminate; provided, that for a period of twelve (12) months following the end of the Term, JSG shall have the right to exhaust inventory of Licensed Products created before the end of the Term to the extent such exhaustion is in compliance with the terms and conditions of this Agreement.

(b)          Notwithstanding anything to the contrary in this Article VIII, Article I, Section 2.3, Section 2.6(a), Section 3.4(a), Section 3.4(c), Article V (solely with respect to payment obligations that accrued prior to the effective date of expiration or termination), Section 6.1 (solely with respect to payment obligations that accrued prior to the effective date of expiration or termination), Article VII, Section 8.3(a) (for the period set forth therein), this Section 8.3(b), Article X and Article XI shall survive the end of the Term (whether by expiration or termination).

ARTICLE IX
representations & warranties

Section 9.1     Representations & Warranties. Each Party hereby represents and warrants to the other Party that (i) such first Party has the requisite authority and power, and has taken all requisite actions, to execute and perform this Agreement, and (ii) this Agreement constitutes a legal, valid and binding obligation of such first Party, enforceable against such Party in accordance with its terms. SharkNinja hereby represents and warrants to JSG that, to its knowledge as of the Effective Date and except as set forth on Schedule 3, the Distribution of the Licensed Products in the JSG Territory and the use of the Licensed SN IP in accordance with this Agreement does not infringe any Third Party’s valid Intellectual Property rights in any material respect.

Section 9.2     Disclaimer of Representations & Warranties. EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SDA OR ANY OTHER ANCILLARY AGREEMENTS, THE PARTIES EXPRESSLY DISCLAIM AND WAIVE ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING WITH REGARD TO QUALITY, PERFORMANCE, NON-INFRINGEMENT, NON-DILUTION, VALIDITY, COMMERCIAL UTILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE), AND EACH ACKNOWLEDGES AND AGREES THAT IT HAS NOT AND WILL NOT RELY ON ANY SUCH REPRESENTATIONS OR WARRANTIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SHARKNINJA AND JSG MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER REGARDING THE EXISTENCE OR ABSENCE OF FAULTS, IF ANY, IN THE LICENSED SN IP, THE LICENSED JSG IP OR THE LICENSED PRODUCTS, AND EACH PARTY ACKNOWLEDGES AND AGREES THAT IT HAS NOT AND WILL NOT RELY ON ANY SUCH REPRESENTATIONS OR WARRANTIES.

ARTICLE X
indemnification; limitations of liability

Section 10.1     Indemnification.

(a)          JSG shall indemnify, defend (except if SharkNinja elects to control such defense itself with respect to any particular dispute concerning the Licensed SN IP) and hold harmless SharkNinja and its Affiliates and their respective directors, officers, employees, representatives and agents (the “SharkNinja Indemnitees”) from and against any and all Indemnifiable Losses of the SharkNinja Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (i) gross negligence or willful misconduct of JSG, its Affiliates or its Sublicensees in the performance of this Agreement, (ii) breach by JSG of this Agreement, and (iii) the Distribution of the Licensed Products in the JSG Territory or the exercise of the licenses and rights granted under Section 2.1, in each case (in respect of the foregoing clauses (i)-(iii)), except to the extent that such Indemnifiable Losses are subject to indemnification by SharkNinja pursuant to Section 10.1(b).

(b)          SharkNinja shall indemnify, defend and hold harmless JSG and its Affiliates and their respective directors, officers, employees, representatives and agents (the “JSG Indemnitees”) from and against any and all Indemnifiable Losses of the JSG Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (i) gross negligence or willful misconduct of the SharkNinja, its Affiliates or its Sublicensees in the performance of this Agreement, (ii) breach by SharkNinja of this Agreement, and (iii) the Distribution of the Licensed Products in the SharkNinja Territory or the exercise of the licenses and rights granted under Section 2.3, in each case (in respect of the foregoing clauses (i)-(iii)), except to the extent that such Indemnifiable Losses are subject to indemnification by JSG pursuant to Section 10.1(a).

Section 10.2     Indemnification Procedures. The indemnification procedures set forth in Section 7.4 of the SDA shall apply to the matters indemnified hereunder, mutatis mutandis.

ARTICLE XI
miscellaneous

Section 11.1     Dispute Resolution. The Parties acknowledge and agree that the Article IX of the SDA is hereby incorporated into this Agreement, and shall apply to the transactions contemplated by this Agreement to the extent applicable, mutatis mutandis.

Section 11.2     Assignment. Neither this Agreement nor any of the rights, interests or obligations of a Party under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by such Party without the prior consent of the other Party; provided, that (i) each Party may assign, in whole or in part, by operation of law or otherwise, this Agreement to one or more of its Affiliates, and (ii) SharkNinja may assign, in whole or in relevant part, by operation of law or otherwise, any of the foregoing to the successor to all of the business or assets, or the relevant portion of the business or assets, to which this Agreement relates; provided, further, that (x) the assigning Party shall promptly notify the non-assigning Party in writing of any assignments it makes under the foregoing clause (ii), and (y) in either case of the foregoing clauses (i) or (ii), the party to whom this Agreement is assigned shall agree in writing to be bound by the terms of this Agreement as if named as a “Party” hereto with respect to all or such portion of this Agreement so assigned. Any assignment or other disposition in violation of this Section 11.2 shall be void. No assignment shall relieve the assigning Party of any of its obligations under this Agreement that accrued prior to such assignment unless agreed to by the non-assigning Party. If either Party or any of its Affiliates assigns any of the Licensed SN IP or the Licensed JSG IP, such assignment shall be subject to the licenses granted to such Intellectual Property under this Agreement and the assignee of such Licensed SN IP or the Licensed JSG IP, as applicable, shall be deemed to assume the applicable obligations under this Agreement automatically with respect thereto.

Section 11.3     Entire Agreement; Construction. This Agreement, including the Schedules hereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the SDA or any other Ancillary Agreement or Continuing Arrangement, this Agreement shall control.

Section 11.4     Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 11.5     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email (provided no “error” message or other notification of non-delivery is received by the sender of any such email; followed by delivery of an original via overnight courier service) or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.5):

To JSG:

JS Global Trading HK Limited
[●]
Attn: [●]
Email: [●]

with a copy (which shall not constitute notice) to:

Clifford Chance LLP
[●]
Attn: [●]
Email: [●]

To SharkNinja:

SharkNinja Europe Ltd
[●]
Attn: [●]
Email: [●]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
[●]
Attn: [●]
Email: [●]

Section 11.6     Waivers; Consents. Any provision of this Agreement may be waived, if and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any consent or approval required or permitted to be given by a Party to the other Party or its Affiliates under this Agreement shall be in the sole and absolute discretion of the Party giving, conditioning or denying such consent or approval (unless a different standard is expressly set forth herein therefor), shall only be effective if given in writing and signed by the Party giving such consent and shall be effective only against such Party (and the members of its Group).

Section 11.7     Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 11.8     Amendment. This Agreement may not be modified or amended except by an agreement in writing signed by both Parties.

Section 11.9     No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is a breach or, in the case where a Party acts in concert with any Person who takes such action, would be a breach of any of the provisions of this Agreement.

Section 11.10     Third Party Beneficiaries. Except as specifically provided herein, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon Third Parties any remedy, claim, liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.

Section 11.11     Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 11.12     Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

Section 11.13     Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 11.14     No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the authorized representatives of the Parties as of the day and year first above written.

SHARKNINJA EUROPE LTD

By:
Name:
Title:

JS GLOBAL TRADING HK LIMITED

By:
Name:
Title:

[Signature Page to Brand License Agreement]